Exhibit 5

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LATHAM & WATKINS LLP

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December 14, 2005
Discover Bank, as Originator
of Discover Card Master Trust I
12 Read’s Way
New Castle, Delaware 19720

Re:	Discover Card Master Trust I, Series 2005-4 Registration Statement on Form S-3
Ladies and Gentlemen:
     In connection with the registration by Discover Bank and Discover Card Master Trust I (the “Trust”), under the Securities Act of 1933, as amended, on Form S-3 (File No. 333-110560), filed with the Securities and Exchange Commission (the “Commission”) on November 17, 2003, as amended by Amendment No. 1 filed on December 4, 2003 (collectively, the “Registration Statement”), registering credit card pass-through certificates representing undivided interests in the Trust and the related prospectus dated October 6, 2005 and prospectus supplement dated December 9, 2005 (together, the “Prospectus”), filed by you with the Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended, relating to the issuance of (i) Series 2005-4 Floating Rate Class A, Subseries 1 Credit Card Pass-Through Certificates, (ii) Series 2005-4 Floating Rate Class B, Subseries 1 Credit Card Pass-Through Certificate, (iii) Series 2005-4 Floating Rate Class A, Subseries 2 Credit Card Pass-Through Certificates and (iv) Series 2005-4 Floating Rate Class B, Subseries 2 Credit Card Pass-Through Certificate (together, the “Certificates”), you have requested our opinion set forth below.
     The Certificates will be issued pursuant to the Amended and Restated Pooling and Servicing Agreement (the “Pooling and Servicing Agreement”) dated as of November 3, 2004, a copy of the form of which was included as Exhibit 4.2 to the Current Report on Form 8-K of the Trust, filed on January 5, 2004, as supplemented by a Series Supplement (the “Series 2005-4 Series Supplement”) to be dated as of December 16, 2005, a copy of the form of which is included as Exhibit 4.7 to the Registration Statement and the specific terms of which, including certain cash flow and other provisions that reflect the inclusion of interchange as an asset of the Trust, are summarized in the Prospectus, each by and between Discover Bank (formerly known as Greenwood Trust Company) as Master Servicer, Servicer and Seller and U.S.

December 14, 2005

LATHAM & WATKINS LLP
Bank National Association (formerly First Bank National Association, successor trustee to Bank of America Illinois, formerly Continental Bank, National Association) as Trustee.
     In our capacity as your special counsel in connection with such registration, we are familiar with the proceedings taken by Discover Bank as originator of the Trust in connection with the authorization, issuance and sale of the Certificates. In addition, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.
     We are opining herein as to the effect on the subject transactions of only United States federal law and the internal laws of the State of New York, and we express no opinion with respect to the applicability thereto or the effect thereon of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state.
     Subject to the foregoing, it is our opinion that, as of the date hereof, the Certificates, upon issuance and sale thereof in the manner described in the Prospectus and as provided in the Pooling and Servicing Agreement and the Series 2005-4 Supplement, will be validly issued, fully paid and nonassessable, and enforceable in accordance with their terms and entitled to the benefits of the Pooling and Servicing Agreement and the Series 2005-4 Supplement, except as the same may be limited by (i) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors, and (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought.
     In connection with the exception set forth in clause (i) of the preceding paragraph of our opinion, we call your attention to the fact that (x) the Federal Deposit Insurance Corporation, as receiver for Next Bank, has taken the position in regard to Next Bank’s credit card securitizations that an amortization event related solely to the receivership of the sponsoring bank is unenforceable and has also indicated in a footnote to an interagency advisory, jointly issued with other federal regulatory agencies, that this type of amortization event may be void or voidable under the Federal Deposit Insurance Act and (y) we would consider a similar position by the Federal Deposit Insurance Corporation in connection with the subject transaction to fall within the exception set forth in clause (i) of the preceding paragraph of our opinion.
     We also call your attention to the fact that federal and state banking regulatory authorities have broad powers to restrict actions by banks that such authorities determine to be unsafe or unsound banking practices, including the power to restrict performance of contracts. We note that the Office of the Comptroller of the Currency (the “OCC”) issued a temporary cease-and-desist order against a national banking association in connection with a securitization of that bank’s credit card receivables asserting that, contrary to safe and sound banking practices, that bank was receiving inadequate servicing compensation under its securitization agreements. The OCC ordered that bank, among other things, to

December 14, 2005

LATHAM & WATKINS LLP
resign as servicer within 120 days and to immediately withhold funds from collections in an amount sufficient to compensate it for its actual costs and expenses of servicing. In rendering our opinion, we have assumed that none of the Pooling and Servicing Agreement, any Series Supplement or any Credit Enhancement Agreement, as executed or to be executed, or the compliance by Discover Bank with the provisions thereof, constitutes or will constitute an unsafe or unsound banking practice.
     With your consent, we have assumed for purposes of this opinion that, upon or prior to the issuance and sale of the Certificates, (i) the Series 2005-4 Supplement will be duly authorized, executed and delivered by the Trustee, (ii) all documents required to be executed and delivered in connection with the issuance and sale of the Certificates will be so executed and delivered by properly authorized persons, and (iii) the respective purchase prices for the Class A, Subseries 1 Certificates, the Class B, Subseries 1 Certificate, the Class A, Subseries 2 Certificates, and the Class B, Subseries 2 Certificate, of Series 2005-4, as set forth in the table on the cover of the Prospectus, will be paid to you by the underwriter named in the Prospectus.
     We hereby consent to the filing of (i) this opinion and (ii) the opinion to be filed as Exhibit 8, in each case as part of the Trust’s Current Report on Form 8-K, dated December 14, 2005.
Very truly yours,

/s/ Latham & Watkins LLP